UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2009

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	0-5556 (Commission File Number)	59-0483700 (IRS Employer Identification No.)
	1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida (Address of principal executive offices)	32117 (Zip Code)
Registrant’s telephone number, including area code: (386) 274-2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2009, the Board of Directors of Consolidated-Tomoka Land Co. (the “Company”), following the recommendation of the Compensation and Stock Option Committee (the “Committee”) of the Board of Directors, adopted and approved the Annual Executive Cash Bonus Criteria for the fiscal year ending December 31, 2008 (the “Cash Bonus Plan”).  The Cash Bonus Plan applies to the Company’s Chief Executive Officer (“CEO”), its Executive Officers and Senior Vice Presidents, its Vice Presidents, and its managers designated in the Cash Bonus Plan.

Prior to fiscal 2008 no formal policy on cash bonuses had been adopted by the Company, and all cash bonuses for annual performance were discretionary following the recommendation of the Committee.  In determining whether to award a cash bonus, the Committee considered earnings per share (“EPS”), earnings before depreciation, amortization and deferred taxes, and individual accomplishments that contributed to such earnings during the year.

The Cash Bonus Plan was instituted to reward short-term performance and is a discretionary cash bonus plan.  The bonus pool will be established based on the Company’s EPS for the fiscal year and will be adjusted for the number of employees in the Cash Bonus Plan at each level of participation.  Actual awards to participants are based on two factors, the Company’s EPS for the fiscal year and the individual participant’s performance (based on the recommendation of the CEO to the Committee for participants other than the CEO and based on the determination of the Committee in the case of the CEO).  An award may be reduced or eliminated if performance or other issues warrant such action.

The maximum bonus payable to a participant is 200% of base annual salary for the CEO, 100% of base annual salary for Executive Officers and Senior Vice Presidents, 75% of base annual salary for Vice Presidents, and 50% of base annual salary for designated managers.  The Cash Bonus Plan includes guidelines for estimated bonuses based on the Company’s EPS for the fiscal year, ranging from $1.50 (in which case the estimated cash bonus would be 43% of base annual salary for the CEO, 22% of base annual salary for Executive Officers and Senior Vice Presidents, 16% to 20% of base annual salary for Vice Presidents, and 6% to 20% of base annual salary for designated managers) to $6.00 (in which case the estimated bonuses would be the maximum bonuses discussed above); in general, no cash bonuses will be awarded if the Company’s EPS is less than $1.50 unless the Board of Directors determines that overall economic conditions in the real estate industry are such that the Company’s performance was outstanding in comparison to its industry peers.

In addition, the Cash Bonus Plan includes an adjustment to the EPS calculation in order to incentivize plan participants to engage in land leases, self-development and build-to-suit development of Company property.  Because these types of transactions would not be part of the annual EPS calculation, for the purposes of determining eligibility and potential bonus pool amounts under the Cash Bonus Plan, the Company will include a one-time per project equivalency calculation representing the hypothetical after-tax net income that would have been recognized on the land portion of any land lease, self-development project or build-to-suite lease during the fiscal year had the property been sold to a third party; the fair market value of the property used to calculate the lease payment for land leases, or the value approved by the Board in the pro-forma calculations for self-development projects or build-to-suite leases, will then be used to adjust the EPS calculation for the Cash Bonus Plan.

The Committee and the Board of Directors retain the discretion to adjust the bonus pool and cash bonuses pursuant to the Cash Bonus Plan.

The description of the Cash Bonus Plan contained herein is a summary of the material terms of the Cash Bonus Plan, does not purport to be complete, and is qualified in its entirety by reference to the Cash Bonus Plan. A copy of the Cash Bonus Plan is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1                      Annual Executive Cash Bonus Criteria

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 3, 2009

Consolidated-Tomoka Land Co.

By: /s/William H. McMunn
William H. McMunn
President and Chief Executive Officer

Exhibit